       AMENDMENT NO. 1
TO
AMENDED AND RESTATED CUSTOMER AGREEMENT
            WHEREAS,	MORGAN STANLEY CHARTER MSFCM L.P., a Delaware
limited partnership (the ?Customer?), and MORGAN STANLEY DW INC., a Delaware corporation (?Morgan Stanley DW?), have agreed to amend the
Amended and Restated
Customer Agreement, dated as of the 19th day of May 2000
(the ?Customer Agreement?), by and
between the Customer and Morgan Stanley DW, to reduce the
monthly brokerage fee payable to
Morgan Stanley DW.
            WHEREAS, all provisions contained in the Customer
Agreement remain in full
force and effect and are modified only to the extent necessary to provide for the amendment set
forth below.
            NOW, THEREFORE, the parties hereto hereby amend
 the Customer Agreement
as follows:
            1.	The monthly brokerage fee percentage referred
 to in the first paragraph of
Section 5 of the Customer Agreement is hereby reduced to
 1/12 of 6.25% (a 6.25% annual rate).
            2.	The foregoing change shall take effect as of
 the 1st day of August 2003.


       IN WITNESS WHEREOF, this Amendment to the Amended and
Restated Customer Agreement has been executed for and
 on behalf of the undersigned as of the
31st day of July 2003.
MORGAN STANLEY CHARTER MSFCM L.P.
By:	Demeter Management Corporation,
	General Partner
By:  /s/  Jeffrey A. Rothman
	Name:  Jeffrey A. Rothman
	Title:  President
MORGAN STANLEY DW INC.
By:  /s/  Jeffrey A. Rothman
	Name:  Jeffrey A. Rothman
	Title:  Executive Director

Exhibit 10.06(a)
NYLIB1 679811.1